Exhibit 99.1

Natural Health Trends Announces Repurchase of All Outstanding Broady Shares

LOS ANGELES – February 17, 2026 – Natural Health Trends Corp. (NASDAQ: NHTC) (the “Company”), a leading direct-selling and e-commerce company, today announced that it has entered into an agreement to repurchase all of the shares of the Company’s common stock beneficially owned by the George K. Broady family in a negotiated transaction. The transaction was reviewed and approved by a special committee of the Company’s board of directors.

Prior to the transaction, the George K. Broady 2012 Irrevocable Trust and the Eleanor Jane Broady 2012 Irrevocable Trust collectively held 2,935,227 shares of the Company’s stock, representing approximately 25.5% of the Company’s outstanding shares. The Company has repurchased these shares for an aggregate purchase price of approximately $5.9 million, or $2.00 per share, funded from existing cash on hand. Following completion of the transaction, the Company will have 8,577,848 shares of common stock outstanding.

The repurchase was effected pursuant to the Company’s previously announced $70.0 million share repurchase program. After giving effect to this transaction, the Company expects to have approximately $16.0 million remaining available for future repurchases under the program, inclusive of related estimated income tax. As a result of the reduced share count, the Company expects annual dividend requirements will decline by approximately $1.2 million, based on the current dividend rate.

“This privately negotiated transaction allows us to efficiently retire a large block of shares in a single, orderly transaction at an attractive price, addressing the perceived stock overhang and significantly reducing our shares outstanding,” said Chris Sharng, President of Natural Health Trends Corp.

Mr. Sharng continued, “The shares being repurchased were not part of the public float, and given their size relative to our trading volume, an open market sale likely would have required a prolonged period of time and could have been disruptive. This transaction provides certainty and preserves liquidity while enhancing value for all remaining stockholders. We remain committed to financial discipline focusing on growing our free cash flow, maintaining a healthy balance sheet, and returning cash to shareholders through our dividend program.”

Mr. Sharng added, “We value the long-standing relationship with Mr. Broady and his family and appreciate their support of the Company over many years. I am grateful to Mr. Broady for his friendship, advice and support and deeply appreciate his unwavering faith in our Company, our products and our members. We wish them the best in their future endeavors.”

Mr. Broady stated: “I made my initial investment in Natural Health Trends Corp many years ago based on my confidence in the Company and its management, and that confidence has been well rewarded over time. I am now divesting for personal financial reasons. I am confident the Company will continue to thrive in the years ahead and wish the Company continued success.”

About Natural Health Trends Corp.

Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Forward-looking statements in this press release include, among others, statements relating to the anticipated effect of the stock repurchase described in this press release, statements relating to future cash flow and capital needs, and statements relating to future dividends, the declaration and payment of which will be at the sole discretion of the Company’s board of directors. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on February 21, 2025 with the Securities and Exchange Commission (SEC), as well as in subsequent reports filed with the SEC. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACT:

Scott Davidson

Senior Vice President and Chief Financial Officer

Natural Health Trends Corp.

Tel (U.S.): 310-541-0888

investor.relations@nhtglobal.com

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